EXHIBIT (d)(xvii)

FORM OF SECOND AMENDMENT TO THE
TRADING SERVICES SUBADVISORY AGREEMENT

This Second Amendment to the Trading Services SubAdvisory Agreement (the “Amendment”) is made as of July __, 2026, by and between TIDAL INVESTMENTS LLC (the “Sub-Adviser”) and CARILLON TOWER ADVISORS, INC. (the “Manager”).

BACKGROUND:

A.	The Manager and the Sub-Adviser are parties to a Trading Services SubAdvisory Agreement dated as of April 22, 2025 (the “Agreement”).

B.	Pursuant to Section 22 of the Agreement the parties desire to amend and restate Schedule A to the Agreement to add the following new series and make certain other changes reflected below:

RJ ClariVest Capital Appreciation ETF
C.	This Background section and the Schedule attached to this Amendment are incorporated by reference into, and made a part of, this Amendment.

TERMS:

NOW, THEREFORE, intending to be legally bound, the parties agree as follows:

1.	The current Schedule A to the Agreement is hereby amended and restated in its entirety as set forth on the Amended and Restated Schedule A attached hereto.

2.	Miscellaneous.

a.	Capitalized terms not defined in this Amendment shall have the respective meanings set forth in the Agreement.

b.
Except as specifically amended by this Amendment, and except as necessary to conform to the intention of the parties hereinabove set forth, the Agreement shall remain unaltered and in full force and effect and is hereby ratified and confirmed.

c.
The Agreement, as amended hereby, together with its Schedule, constitutes the complete understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior communications with respect thereto. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Amendment to be signed by duly authorized representatives as of the date first set forth above.
TIDAL INVESTMENTS LLC
By:          _______________________________________
Name:
Title:
Date:
CARILLON TOWER ADVISORS, INC.
By:          _______________________________________
Name:       Susan Walzer
Title:         SVP
Date:

Amended and Restated Schedule A
to the
Sub-Advisory Agreement
by and between
Carillon Tower Advisors, Inc.
and
Tidal Investments LLC

Fund Name	Fee Rate
RJ Chartwell Premium Income ETF	2 bps
RJ Eagle GCM Dividend Select Income ETF	2 bps
Carillon ClariVest Capital Appreciation Fund*	2 bps
RJ ClariVest Capital Appreciation ETF**	2 bps

*	Effective July 1, 2026. In lieu of the services described in Sections 2 and 7 of the Agreement, the Sub-Adviser will provide assistance with trading the Fund’s portfolio securities and related consulting services.

**	Effective July 31, 2026.

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